Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of AppFolio, Inc. of our report dated February 28, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AppFolio, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 28, 2022